EX.e.2

AMENDMENT TO DISTRIBUTION AGREEMENT

COLUMBIA ACORN TRUST

This Amendment (“Amendment”) to the Distribution Agreement is made as of April 12, 2011, by and between Columbia Acorn Trust (the “Trust”) and Columbia Management Investment Distributors, Inc. (the “Distributor”).

WHEREAS, the Trust and the Distributor entered into the Distribution Agreement dated as of May 1, 2010 (the “Distribution Agreement”); and

WHEREAS, the Trust and the Distributor desire to amend the termination provision of the Distribution Agreement to permit the continuation of the Distribution Agreement until July 31, 2011 to be coterminous with other agreements relating to service providers for the Trust;

NOW THEREFORE, in consideration of the foregoing, the parties hereby agree to amend the Distribution Agreement as follows:

The first sentence of Section 6.1 of the Distribution Agreement is replaced in its entirety with the following sentence.

This Agreement will become effective as of May 1, 2010 and, unless sooner terminated as provided herein, shall continue in effect until July 31, 2011.

IN WITNESS WHEREOF, the Trust and the Distributor have each caused this Amendment to be executed as of the effective date of this Amendment.

COLUMBIA ACORN TRUST on behalf of its series listed on Schedule I of the Distribution Agreement
By	/s/ Bruce H. Lauer
Name:	Bruce H. Lauer
Title:	Vice President, Secretary and Treasurer

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.
By	/s/ Beth Brown
Name:	Beth Brown
Title:	SVP, Head of Intermediary Distribution